EXHIBIT 23(b)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Lindsay Corporation:
We consent to the use of our reports dated November 10, 2009 with respect to the Lindsay Corporation consolidated financial statements and related financial statement schedule, and the effectiveness of internal control over financial reporting incorporated by reference herein.
Our report dated November 10, 2009, refers to a change in the method of accounting for uncertainty in income taxes effective September 1, 2007 and a change in the method of accounting for defined benefit pension and other post retirement plans effective August 31, 2007.
/s/ KPMG LLP
Omaha, Nebraska
May 12, 2010